Exhibit 10.1

AMENDMENT

THIS AMENDMENT is made as of the 25th day of October, 2016, to the Employment Agreement (the “Agreement”) by and between United Therapeutics Corporation (the “Company”) and James Edgemond (“Employee”) dated March 13, 2015.

WHEREAS, paragraph 6 of the Agreement provides that Employee is entitled to accrue 19 days of annual paid time off during his first year of employment and to additional accrued paid time off after each year of service in accordance with the Employee Handbook.

WHEREAS, Company policy allowed for accrued vacation to be carried over from year to year.

WHEREAS, the Company has determined to implement a discretionary time off program for certain employees under which they do not receive an annual accrual of paid vacation time but rather such employees may take paid vacation time at such times and in such increments as are agreed upon between the employee and his/her manager.

WHEREAS, on October 31, 2016, the Company will pay Employee for all of his heretofore accrued but unused vacation.

WHEREAS, the parties hereby amend the Agreement as follows:

1.              Elimination of Vacation Accrual.  The parties agree that Paragraph 6 of the Agreement shall be revised to provide that Employee shall participate the discretionary time off program or in whatever time off program or benefit as the Company may decide to offer to employees in Employee’s position.  Employee shall continue to receive paid Company holidays pursuant to Company policy.

2.              Effect. No other provisions of the Agreement shall be affected by this Amendment.

In witness whereof, the parties have executed this Amendment effective as of the date first written above.

JAMES EDGEMOND	UNITED THERAPEUTICS CORPORATION

/s/ James Edgemond	/s/ Alyssa Friedrich
Name: Alyssa Friedrich
Title: SVP, Human Resources and
Corporate Devel.